Exhibit 99.2

RenaissanceRe Provides Initial Estimate of Impact from the Chilean Earthquake and

European Windstorm Xynthia

PEMBROKE, Bermuda, March 11, 2010—RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that based on its initial assessment, the impact of the Chilean earthquake and windstorm Xynthia on its financial results (net of reinstatement premiums, retrocessional recoveries and noncontrolling interest) will be significant and could be material. However, based on a review of the information currently available to the company, and subject to a range of current estimates and assumptions, the company currently expects to report a profit for the first quarter of 2010 (assuming the non-occurrence of additional severe insured catastrophe events during the remainder of the quarter and subject to normal volatility affecting assumptions underlying the company’s financial performance). RenaissanceRe’s preliminary estimate of losses from the two events is based on initial industry insured loss estimates, market share analysis, the application of its modeling techniques, and a review of its in-force contracts. It is difficult at this time to provide an accurate estimate of the financial impact of these events on the company, including as a result of the preliminary nature of the information available, inadequacies in the data provided thus far by industry participants, the magnitude and recent occurrence of the events, the expected lengthy claims development period, and other factors.

On February 27, 2010, an earthquake with a magnitude of 8.8 on the Richter Scale struck Chile causing significant destruction. Also on February 27, 2010, a powerful windstorm named Xynthia caused flood and wind damage in Portugal, western and northern Spain, western France, and also parts of the Netherlands, Germany and Belgium. Current publicly available industry insured loss estimates for the Chilean earthquake range from approximately $2 billion to approximately $10 billion, and for windstorm Xynthia range from approximately €1 billion to approximately €3 billion. Due to the various factors described above, meaningful uncertainty remains regarding these industry loss estimates.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

David Lilly or Dawn Dover, 212-521-4800